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Exhibit 10.9

AMENDED AND RESTATED INTERNATIONAL PROGRAM RIGHTS AGREEMENT

        This AMENDED AND RESTATED INTERNATIONAL PROGRAM RIGHTS AGREEMENT is entered into as of December 19, 2001 and amends and restates the International Program Rights Agreement dated October 2, 1996 by and between UNIVISION COMMUNICATIONS INC., a Delaware corporation ("UCI" and other entities directly or indirectly controlled by UCI hereinafter referred to collectively as "Univision"), Grupo Televisa, S.A. ("Televisa") and Venevision International, Inc. ("Venevision").

        1.    Grandfathered Programs.

          1.1  The parties hereto agree that with respect to each Grandfathered Program to which Univision has applicable rights (i) Univision shall own in the United States and its territories and possessions, excluding Puerto Rico (the "Univision Territory") in perpetuity all rights of every kind and nature, including without limitation all television, theatrical motion picture, live stage, merchandising, music, publication, sequel, remake, spin-off, ancillary and subsidiary rights, in and to such Grandfathered Program and (ii) to the extent Univision has acquired the applicable rights in each applicable territory, Televisa shall own in Mexico (the "Televisa Territory"), Venevision shall own in Venezuela (the "Venevision Territory"), and Televisa and Venevision shall each own an undivided interest in 100% of the remainder of the world outside the Univision Territory, Mexico and Venezuela (the "Remainder Territory") in such respective percentages as Televisa and Venevision shall from time to time designate in a joint notice to Univision, corresponding rights and the copyrights, renewals and extensions of copyrights in all such Grandfathered Programs for the period described in Section 1.2 below. Without limiting the generality of the foregoing, the holders of the respective rights described above have the sole, exclusive and unencumbered right in their respective Territories to distribute, cut, edit, telecast, exhibit, sell, use, license and otherwise exploit each Grandfathered Program and all rights therein in any medium, whether now known or hereafter devised, and in such manner and to the extent, if at all, as the party(ies) holding such rights shall determine in its sole discretion. Notwithstanding the foregoing, a remake, sequel, prequel, spinoff or other derivative work (each, a "derivative work") based on a Grandfathered Program, shall not be a Grandfathered Program hereunder unless such derivative work, if produced by Univision, by its own terms falls within the definition of a Grandfathered Program under this Agreement. Univision, Televisa and Venevision shall execute or cause to be executed such further documents and instruments as any one thereof may reasonably request in order to effectuate the terms and intentions of this Section 1.1. Subject to Section 6, Univision agrees to use commercially reasonable efforts to obtain the rights in the Territories for all Grandfathered Programs and agrees to use good faith efforts not to structure agreements with respect to Grandfathered Programs in a manner intended to cause such rights not to be available. The parties acknowledge that Univision has no rights in Chile to the Program "Sabado Gigante."

        1.2  (a) At such time as the Televisa Program License is terminated, all rights in Grandfathered Programs granted to Televisa pursuant to Section 1.1 above, shall revert to Univision, and subject to Section 11, Televisa shall have no further right to any Grandfathered Program under this Agreement.

          (b)  At such time as the Venevision Program License Agreement is terminated, all rights in Grandfathered Programs granted to Venevision pursuant to Section 1.1 above, shall revert to Univision, and subject to Section 11, Venevision shall have no further right to any Grandfathered Program under this Agreement.

        2.    New Programs.

          2.1  The parties hereto agree that with respect to each New Program to which Univision has applicable rights (i) subject to clause (ii) below, Univision shall own in perpetuity all worldwide rights of every kind and nature, including without limitation all television, theatrical motion picture, live stage, merchandising, music, publication, sequel, remake, spin-off, ancillary and subsidiary rights, in and to such New Program and (ii) to the extent Univision has acquired the applicable rights in each applicable territory, (x) Televisa and Venevision shall have the sole, exclusive and unencumbered right to Broadcast (as defined in the Program License Agreements) the New Program(s) in their respective Territories and the right to cut and edit such New Program(s) for such Broadcast and (y) Televisa and Venevision shall have merchandising rights in such New Program(s) in their respective Territories. Univision, Televisa and Venevision shall execute or cause to be executed such further documents and instruments as any one thereof may reasonably request in order to effectuate the terms and intentions of this Section 2.1. Subject to Section 6, Univision agrees to use commercially reasonable efforts to obtain the rights in the Territories for all New Programs and agrees to use good faith efforts not to structure agreements with respect to New Programs in a manner intended to cause such rights not to be available.

          2.2  (a) At such time as Televisa and its Affiliates no longer own the Required Amount, all rights in New Programs granted to Televisa pursuant to Section 2.1 above, shall revert to Univision, and subject to Section 11, Televisa shall have no further right to any New Program under this Agreement; provided however, that if Televisa no longer owns the Required Amount as a result of UCI's consummation of any of the transactions referred to in Article III, Section 12(a)(i) or (ii) of UCI's Amended and Restated Bylaws (as in effect on the date hereof), then at such time as the Televisa Program License is terminated, the rights granted to Televisa pursuant to Section 2.1 above shall revert to Univision, and subject to Section 11, Televisa shall have no further right to any New Program under this Agreement.

            (b)  At such time as the Cisneros Brothers and their Permitted Transferees (as defined in UCI's Restated Certificate of Incorporation) no longer own the Required Amount, all rights in New Programs granted to Venevision pursuant to Section 2.1 above, shall revert to Univision, and subject to Section 11, Venevision shall have no further right to any New Program under this Agreement; provided however, that if Cisneros Brothers and their Affiliates no longer owns the Required Amount as a result of UCI's consummation of any of the transactions referred to in Article III, Section 12(a)(i) or (ii) of UCI's Amended and Restated Bylaws (as in effect on the date hereof), then at such time as the Venevision Program License is terminated, the rights granted to Venevision pursuant to Section 2.1 above shall revert to Univision, and subject to Section 11, Venevision shall have no further right to any New Program under this Agreement.

        3.    Univision Rights.    Univision and its Affiliates shall have the right and ability to, and to permit others to: (i) transmit or retransmit via satellite which receives its signal from any earth station or other facility in the Univision Territory to any television station in or cable system serving the Univision Territory, any Programs which may also be covered by this Agreement, notwithstanding the fact that such transmissions or retransmissions may be incidentally viewed in Territories other than the Univision Territory ("Other Territories"); (ii) transmit or retransmit from any television station located in the United States any Programs which may also be covered by this Agreement, notwithstanding the fact that such transmissions or re-transmissions may be incidentally viewed in Other Territories; (iii) transmit via satellite to any direct-to-home subscribers located in the Univision Territory, any Programs which may also be covered by this Agreement, notwithstanding the fact that such transmissions may be intercepted by unauthorized recipients in the Other Territories, and (iv) transmit via the Internet (x) Univision's national network evening news broadcast, (y) religious service telecasts, and (z) charitable and non-commercial specials (e.g., telethons and presidential speeches).

        Notwithstanding the foregoing exceptions, neither Univision nor its Affiliates shall consent to, and each shall use its commercially reasonable efforts to prohibit, (A) the transmission or retransmission of such Programs by (x) any television station in any Other Territory, (y) any cable system in any Other Territory that is located beyond 35 miles from the community of license of any transmitting television station in the United States transmitting the Programs (any such cable transmission or re-transmission within such 35 mile limit being hereby expressly permitted) or (z) any other means of broadcasting in or into any Other Territory, and (B) the sale of any direct-to-home or similar services, or any mechanical device, authorization code or other access devices, to persons located outside the Univision Territory for the purpose of receiving Programs in contravention of this Section 3.

        To the extent that Univision has the right to transmit or retransmit under clause (ii) and (iv) above, Univision shall have the right to market and promote and otherwise generate revenues (including, but not limited to, the sale of advertising time) attributable to the ability of viewers in the any Other Territory to receive Programs contained in such transmissions. The parties acknowledge and agree that this Section 3 is intended solely to insure that Univision will not be in violation of this Agreement merely because transmissions or retransmissions from stations located in the Univision Territory or transmissions or retransmissions from satellite signals intended for television stations, cable systems or direct-to-home subscribers in the Univision Territory, and over the Internet as provided above, may be incidentally viewed by unauthorized recipients in Other Territories, and is not intended to give Univision any right to broadcast, or license others to broadcast, Programs intended for viewing or which may be viewed in the Territories other than the Univision Territory other than in accordance with the other provisions of this Agreement.

        4.    Other Networks    (a) If Univision or any Affiliate of Univision forms any network (an "Other Network") other than the Univision Network or the Galavision Network, subject to the provisions of this Section 4 and Section 5.2 below, neither Televisa nor Venevision shall have any rights in or to any program produced or acquired by Univision for any Other Network in accordance with the terms of this Agreement.

          (b)  Neither Univision nor any Affiliate of Univision shall be entitled to air any Grandfathered Program, New Program or Designated Special, or any remake, sequel, prequel or spinoff (as those terms are customarily defined in the television broadcast industry) of any Grandfathered Program, New Program or Designated Special on any Other Network without the consent of Televisa and Venevision.

          (c)  Univision shall not be entitled to air any program on the Univision Network (as defined in the Televisa Program License Agreement and Venevision Program License Agreement) or the Galavision Network (as defined in the Televisa Program License Agreement and Venevision Program License Agreement) (i) that has previously been aired on any Other Network and (ii) for which broadcast rights have been licensed by Univision to a third party in either Mexico or Venezuela without the consent of Televisa or Venevision, respectively.

        5.    Rights of First Negotiation and Offer.

          5.1  If Univision or any Affiliate of Univision wishes to engage a third party distributor to distribute Programs in which Univision has rights in any Territory other than in the Univision Territory, Univision will first offer to Televisa and Venevision a joint right of first negotiation to act as distributor for Univision in such Territories. If Televisa and Venevision wish to negotiate with Univision to act as distributor to Univision, Univision, Televisa and Venevision will negotiate in good faith for a period of 30 days to reach agreement on the terms of a distribution arrangement. If Univision, Televisa and Venevision cannot reach agreement on the terms of a distribution arrangement within such 30 day period, Univision shall be free to enter into a distribution arrangement with a third party distributor on terms no less favorable to Univision than those offered by Televisa and Venevision.

        5.2  If Univision wishes to license or broadcast any program not broadcast on the Univision Network or the Galavision Network in Mexico or Venezuela, Univision will first offer to Televisa and/or Venevision, as applicable, a right of first offer to license such program in Mexico or Venezuela, as the case may be. Televisa and Venevision will have a period of 10 business days to make an offer with respect to the license of such program. If Univision does not wish to accept such offer, Univision shall be free to license such program to a third party for broadcast in Mexico or Venezuela on terms no less favorable to Univision than those offered by Televisa or Venevision; or Univision may itself broadcast such program in Mexico or Venezuela, as applicable. Notwithstanding the foregoing, if Univision or any Affiliate of Univision wishes to license or broadcast a program that has aired on the Telefutura Network and after compliance with the right of first offer described above, Univision and Televisa or Venevision, as applicable, cannot reach agreement on a license for Mexico or Venezuela, as applicable, Univision will not license or broadcast such program to a third party for broadcast or itself broadcast in Mexico or Venezuela, as applicable.

        6.    Cost Obligations.    To the extent any costs are incurred or payment or clearances are required with respect to the exploitation of any Program in any the Remainder Territory, the Televisa Territory or the Venevision Territory, including, but not limited to, residual or royalty obligations and participations, the party or parties having the rights to exploit such Program in such Territory shall be responsible for all such costs, payments or clearances, as applicable. Notwithstanding the generality of the foregoing, Univision shall not have the ability to commit Televisa or Venevision to any of the foregoing costs, payments or clearances with respect to any Program unless (i) Televisa or Venevision, as the case may be, gives prior approval or (ii) Televisa or Venevision, as the case may be, airs or licenses such Program.

        7.    Internet.

        7.1  Notwithstanding anything to the contrary contained in this Agreement, for a period of five (5) years from the date hereof, except to the extent permitted by Sections 7.2 and 7.3 below, and after the fifth anniversary of the date hereof, except to the extent permitted by Section 7.4 below, and except to the extent, if any, otherwise permitted by this Agreement (i) neither Televisa or Venevision may broadcast or otherwise transmit, or permit others to broadcast or otherwise transmit, any Program or any portion thereof over or by means of the internet, or similar systems, now existing or hereafter developed ("Internet") and (ii) Univision may not broadcast or otherwise transmit, or permit others to broadcast or otherwise transmit any Programs covered by this Agreement (or any portion thereof) over or by means of the Internet.

          7.2  Univision shall have the right to broadcast or otherwise transmit, or permit others to broadcast or otherwise transmit, over the Internet "clips" from Programs covered by this Agreement and Televisa and Venevision shall have the right to broadcast or otherwise transmit, or permit others to broadcast or otherwise transmit, over the Internet "clips" from Grandfathered Programs covered by this Agreement, in each case so long as (i) in the case of novelas, clips from any episode of a Program may not exceed 30 seconds in the aggregate in duration and no clips may be used which are from any of the last 5 chapters of any such novela or from any portion of any episode that reveals the resolution of any plot or conflict, (ii) in the case of programs (other than novelas and sports events), clips from any episode of a Program may not exceed 60 seconds in the aggregate in duration and (iii) in the case of sports events, clips are (a) to be carried with at least a 5 minute delay from the live event and (b) limited to highlights of such event of not more than 2 minutes per highlight clip and 10 minutes in the aggregate.

          7.3  To the extent appropriate technology exists or is hereafter developed so that video images through a streaming media or other similar application (hereinafter "streaming video") can be sold through the Internet on a subscription basis, then Univision may exploit, or permit others to exploit, in the Territory the sale of Univision Programs selected by Univision (all such programs being referred to as "Univision Internet Content") via the Internet on a subscription basis only; provided that Univision or such other person uses commercially reasonable efforts to prohibit reception of such Univision Internet Content outside the Territory.

          7.4  After the fifth anniversary of the date hereof, unless the parties otherwise agree, for the purposes of determining the rights of Univision and its Affiliates with respect to the Internet, Section 3 of this Agreement shall revert to the provisions of Section 3 as in effect immediately prior to the date hereof as set forth on Exhibit A hereto, and no presumption shall be implied or created by the modification to Section 3 as of the date hereof, or the agreements and transactions entered into by Univision, Televisa and Venevision and their respective Affiliates as of the date hereof, it being acknowledged and agreed that the parties disagree as to the rights of Univision and its Affiliates under Section 3 as in effect prior to the date hereof and the parties and their respective Affiliates reserve all rights.

        8.    Definitions.

        "Affiliates" of a person means any person that directly or indirectly controls, is controlled by, or is under common control with the person in question. For the purposes of this definition, "control", when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Broadcast Period" means (i) for novelas or other Programs with a plot line continuing through more than one episode, the time necessary to broadcast all episodes on a continuing basis without substantial interruption and (ii) for all other programs (excluding one-program shows), (x) for weekly programs, the time period necessary to broadcast 26 episodes of the Program without substantial interruption, which under normal circumstances is expected to be 26 continuous weeks and (y) for daily programs (Monday through Friday), 26 weeks.

        "Designated Specials" means the specials set forth on Schedule 1 hereto (to the extent and frequency described on such schedule), and if such specials are not produced on the frequency set forth on Schedule 1, such other specials having the same format, theme and frequency as the specials not so produced. Univision agrees to determine the frequency of specials in the ordinary course and use good faith in determining Designated Specials.

        "Existing Programs" means all Programs being produced by Univision as set forth on Schedule 1 hereto.

        "Grandfathered Programs" means all Existing Programs, all Replacement Programs and all Designated Specials.

        "New Programs" means all Programs other than Grandfathered Programs.

        "Program License Agreements" means the Televisa Program License Agreement and the Venevision Program License Agreement.

        "Programs" means television programs initially produced in the Spanish language or programs with Spanish subtitles produced directly or indirectly by or for the Univision Network or the Galavision Network and to be produced directly or indirectly by or for the Univision Network or the Galavision Network for broadcast at any time and which are available for broadcast and to which the Univision Network or the Galavision Network has the rights to Broadcast in an applicable Territory including, without limitation, in the following categories: novelas, musicals, variety shows, situation comedies, game shows, talk shows, children's shows, news shows, cultural and educational programs, and sports programs. Programs do not include programs acquired by Univision from Televisa or Venevision.

        "Replacement Program" means any Program that (A) shares at least two out of four of the following characteristics with an Existing Program or another Replacement Program (each, a "Replaced Program") (i) it has a substantially similar format and theme to such Replaced Program, (ii) it shares a material amount of talent with such Replaced Program, (iii) it is in the same day-part as such Replaced Program and (iv) it shares the same or a substantially similar name with such Replaced Program; and

(B) commences broadcast on Univision Network or Galavision Network within six months prior to or within six months after the termination of broadcast of such Replaced Program on such network. A special will only be required to comply with clause (A) above.

        "Required Amount" in the case of Televisa and Venevision shall have the meaning given to such term in the Restated Certificate of Incorporation of Univision Communications Inc.

        "Telefutura Network" means the Telefutura Network of affiliated broadcast stations, cable outlets and other affiliated broadcast outlets broadcasting the Telefutura Network.

        "Televisa Program License Agreement" means that certain Second Amended and Restated Program License Agreement between Televisa International, S.A. de C.V. and UCI (as successor to The Univision Network Limited Partnership) dated as of the date hereof, as it may be amended from time to time.

        "Territories" means the Univision Territory, the Televisa Territory, the Venevision Territory and the Remainder Territory.

        "Venevision Program License Agreement" means that certain Second Amended and Restated Program License Agreement between Venevision International Inc. (as successor to Dennevar, B.V.), and UCI (as successor to The Univision Network Limited Partnership) dated as of the date hereof, as it may be amended from time to time.

        "without substantial interruption" means that the Programs will be scheduled and run on a continuing periodic basis except for occasional network preemption to accommodate one-time specials or programs which, because of their nature or timeliness or because of applicable rules, must in a person's reasonable judgment be broadcast in lieu of the regularly scheduled Program.

        9.    Representations and Warranties of Univision.

          9.1  To the extent Univision is granting rights hereunder, Univision hereby agrees, warrants and represents as follows:

            (a)  Univision has or will have the right to grant to Televisa and Venevision the rights to the Programs in the applicable Territories set forth in this Agreement, including but not limited to the necessary literary, artistic, technological and intellectual property rights and has secured or will secure all necessary written consents, permissions and approvals for incorporation into such Programs of the names, trademarks, likenesses and/or biographies of all persons, firms, products, companies and organizations depicted or displayed in such Programs, and any preexisting film or video footage produced by third parties;

            (b)  There are no and will not be any pending claims, liens, charges, restrictions or encumbrances on the Programs that conflict with the rights granted hereunder to such Programs in the applicable Territories;

            (c)  The main and end titles of the Programs and all publicity, promotion, advertising and packaging information and materials supplied by Univision will (i) contain all necessary and proper credits for the actors, directors, writers and all other persons appearing in or connected with the production of such Programs who are entitled to receive credit and (ii) comply with all applicable contractual, guild, union and statutory requirements and agreements;

            (d)  The broadcast of Programs in the applicable Territories will not infringe on the rights of any third party, (including but not limited to copyright, patent, trademark, unfair competition, contract, property, defamation, privacy, publicity or "moral rights" (to the extent such moral rights are recognized by United States law));

            (e)  Except to the extent expressly permitted by this Agreement, Univision has not and will not grant or license to others, and will not itself exercise, any rights to broadcast the Programs in the applicable Territories; and

            (f)    All Programs (and elements thereof) will be delivered as reasonably agreed to by the parties in a manner consistent with customary practice.

        10.  Indemnification.

            (a)  Univision agrees to hold Televisa and Venevision and their respective directors, officers, employees, agents and shareholders (collectively the "Televisa and Venevision Indemnitees") harmless, from any claims, deficiencies, assessments, liabilities, losses, damages, expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, "Losses") which any Televisa or Venevision Indemnitee may suffer by reason of Univision's breach of, or non-compliance with, any covenant or provision herein contained or the inaccuracy of any warranty or representation made in this Agreement and any such damages shall be reduced by: (i) the amount of any net tax benefit ultimately accruing to such Televisa or Venevision Indemnitee on account of such Televisa or Venevision Indemnitee's payment of such claim; (ii) insurance proceeds which such Televisa or Venevision Indemnitee has or will receive in connection with such claim, and (iii) any recovery from third parties in connection with such claim; provided, however, that Univision shall not delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if such Televisa or Venevision Indemnitee provides Univision with an undertaking to reimburse Univision for the amount of any such claim ultimately received; and provided, further, that no Televisa or Venevision Indemnitee shall have any obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent Univision is subrogated (in form and substance satisfactory to Univision) to such Televisa or Venevision Indemnitee's claims in respect of such insurance or third parties.

            (b)  Televisa and Venevision agree to indemnify Univision, its direct and indirect partners or shareholders and all officers, directors, employees and agents of any of the foregoing (the "Univision Indemnitees") against and hold the Univision Indemnitees harmless from any and all Losses incurred or suffered by any Univision Indemnitee arising out of any program or commercial material (apart from the Programs) furnished by such person and any such damages shall be reduced by: (i) the amount of any net tax benefit ultimately accruing to such Univision Indemnitee on account of such Univision Indemnitee's payment of such claim; (ii) insurance proceeds which such Univision Indemnitee has or will receive in connection with such claim, and (iii) any recovery from third parties in connection with such claim; provided, however, that neither Televisa nor Venevision shall delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if such Univision Indemnitee provides Televisa or Venevision, as the case may be, with an undertaking to reimburse Televisa or Venevision, as the case may be, for the amount of any such claim ultimately received; and provided, further, that such Univision Indemnitee shall have no obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent Televisa or Venevision is subrogated (in form and substance satisfactory to Televisa or Venevision) to such Univision Indemnitee's claims in respect of such insurance or third parties.

            (c)  The following procedures shall govern all claims for indemnification made under any provision of this Agreement. A written notice (an "Indemnification Notice") with respect to any claim for indemnification shall be given by the party seeking indemnification (the "Indemnitee") to the party from which indemnification is sought (the "Indemnitor") within thirty (30) days of the discovery by the Indemnitee of such claim, which Indemnification

    Notice shall set forth the facts relating to such claim then known to the Indemnitee (provided that failure to give such Indemnification Notice as aforesaid shall not release the Indemnitor from its indemnification obligations hereunder unless and to the extent the Indemnitor has been prejudiced thereby). The party receiving an Indemnification Notice shall send a written response to the party seeking indemnification stating whether it agrees with or rejects such claim in whole or in part. Failure to give such response within ninety (90) days after receipt of the Indemnification Notice shall be conclusively deemed to constitute acknowledgment of the validity of such claim. If any such claim shall arise by reason of any claim made by third parties, the Indemnitor shall have the right, upon written notice to Indemnitee within thirty (30) days after receipt of the Indemnification Notice, to assume the defense of the matter giving rise to the claim for indemnification through counsel of its selection reasonably acceptable to Indemnitee, at Indemnitor's expense, and the Indemnitee shall have the right, at its own expense, to employ counsel to represent it; provided, however, that if any action shall include both the Indemnitor and the Indemnitee and there is a conflict of interest because of the availability of different or additional defenses to the Indemnitee, the Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the Indemnitor's expense. The Indemnitee shall cooperate fully to make available to the Indemnitor all pertinent information under the Indemnitee's control as to the claim and shall make appropriate personnel available for any discovery, trial or appeal. If the Indemnitor does not elect to undertake the defense as set forth above, the Indemnitee shall have the right to assume the defense of such matter on behalf of and for the account of the Indemnitor; provided, however, the Indemnitee shall not settle or compromise any claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor may settle any claim at any time at its expense, so long as such settlement includes as an unconditional term thereof the giving by the claimant of a release of the Indemnitee from all liability with respect to such claim.

        11.    Term.    Subject to Sections 1.2 and 2.2, the term of this Agreement shall be until December 17, 2017. Any license in effect for any Program at the date of termination of this Agreement (or the termination of any rights under this Agreement) shall continue through the Broadcast Period for such Program, with no right of re-license or extension at the end thereof and all of the rights and obligations of the parties under this Agreement with respect to such license will continue through the Broadcast Period for such Program, it being agreed that the parties shall enter into mutually satisfactory royalty arrangements with respect to the Broadcast Period following the termination of this Agreement in order to compensate Univision for the use of Programs during such period and, if the parties are unable to agree upon such royalty arrangements, the amount thereof shall be determined based on prevailing market conditions.

        In addition this Agreement may be terminated by Univision with respect to Televisa or Venevision, as the case may be, if Televisa or Venevision, as the case may be (i) materially breaches its obligations hereunder and fails to cure such breach within 180 days of notice thereof by the party seeking termination (which notice shall describe the breach in reasonable detail); or (ii) asserts a Force Majeure Event under Section 12 as a relief from substantially all of its obligations hereunder for a period in excess of one year and this Agreement may be terminated by Televisa and Venevision with respect to Univision, if Univision (i) materially breaches its obligations hereunder and fails to cure such breach within 180 days of notice thereof by the party seeking termination (which notice shall describe the breach in reasonable detail); or (ii) asserts a Force Majeure Event under Section 12 as a relief from substantially all of its obligations hereunder for a period in excess of one year.

        12.    Force Majeure.    No party hereto shall be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation (a "Force Majeure Event"). Each party shall promptly notify the others in writing of any such Force Majeure Event, the expected duration thereof, and its anticipated effect on the party affected and make reasonable efforts to remedy any such event, except that no party shall be under any obligation to settle a labor dispute.

        13.    Modification.    This Agreement shall not be modified or waived in whole or in part except in writing signed by an officer of the party to be bound by such modification or waiver.

        14.    Waiver of Breach.    A waiver by one party of any breach or default by another party shall not be construed as a waiver of any other breach or default whether or not similar and whether or not occurring before or after the subject breach.

        15.    Jurisdiction; Venue; Service of Process.    Each of the parties irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of our relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court. Each of the parties irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each of the parties irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 818 West 7th Street, Los Angeles, CA, 90017 as his or its agent to receive on behalf of him or it and his or its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to any of the parties in care of the Process Agent at the Process Agent's above address, and each of the parties irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, each of the parties consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to such party at its address specified in or pursuant to Section 16. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        16.    Notices.    All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (c) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (d) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (b)), addressed as set forth on Schedule 1 or to such other addresses as may be specified by like notice to the other parties.

        17.    Assignments.    Any party may assign its rights hereunder and delegate its duties hereunder, in whole or in part, to an Affiliate able to perform the assignor's obligations hereunder, and any party may assign its rights hereunder and delegate its duties hereunder to any person or entity to which all or substantially all of such party's businesses and assets are pledged or transferred. No such assignment or delegation shall relieve any party of its obligations hereunder. Any such assignment or delegation authorized pursuant to this Section 17 shall be pursuant to a written agreement in form and substance reasonably satisfactory to the parties. Except as otherwise expressly provided herein, neither this Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any of the parties, in whole or in part, whether voluntarily, by operation of law or otherwise. Any attempted assignment or delegation in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties. Nothing contained herein, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Pursuant to the financing documents relating to financing to UCI, the Administrative Agent (for the benefit of the various lenders) has been granted a security interest in and to all of UCI's rights in this Agreement. The parties hereto acknowledge and consent to the grant of such security interest.

        18.    Governing Law.    This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles.

        19.    Further Assurances.    Each party hereto agrees to execute any and all additional documents and do all things and perform all acts necessary or proper to further effectuate or evidence this Agreement including any required filings with the United States Copyright Office.

        20.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

        21.    Severability.    If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated; provided that the aggregate of all such provisions found to be invalid or unenforceable does not materially affect the benefits and obligations of the parties of the Agreement taken as a whole.

        22.    Specific Performance.    The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction pursuant to Section 15, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIVISION COMMUNICATIONS INC.
By:	/s/ C. DOUGLAS KRANWINKLE

Title:	EVP

GRUPO TELEVISA, S.A.
By:	/s/ JORGE LUTTEROTH

Title:	Attorney in Fact

By:	/s/ MA. AZUCENA DOMINGUEZ

Title:	Attorney in Fact

By:	/s/ JUAN MIJARES

Title:	Attorney in Fact

VENEVISION INTERNATIONAL, INC.
By:	/s/ ALEJANDRO RIVERA

Title:	Vice President

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  Exhibit 10.9
AMENDED AND RESTATED INTERNATIONAL PROGRAM RIGHTS AGREEMENT